Valeritas Reports Third Quarter 2017 Financial Results

Company Will Host a Conference Call and Webcast Today, November 8, at 4:30 PM ET

BRIDGEWATER, N.J., Nov. 8, 2017 (GLOBE NEWSWIRE) -- Valeritas Holdings, Inc. (NASDAQ: VLRX), the maker of V-Go®, the only daily basal-bolus insulin delivery device worn like a patch, today announced financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Highlights:

•	Revenues in the third quarter grew 4% year-over-year to $5.1 million and increased 6% sequentially from the second quarter;

•
Total and new prescriptions for the third quarter in the Company's combined targeted accounts grew 15% and 21%, year-over-year, and this represented continued acceleration of growth from the prior quarter;

•	Gross margin increased to 39.8% during the third quarter of 2017 as compared to 35.6% during the same period in 2016, an increase of 420 basis points;

•
Valeritas presented data from the MOTIV4CONTROL study at at the 17th Annual Diabetes Technology Meeting on November 3, 2017 demonstrated that a simplified prandial or bolus focused weekly insulin titration algorithm in patients with Type 2 diabetes prescribed V-Go can be used effectively and safely, leading to significantly improved glycemic control while also lowering the mean total daily insulin dose of insulin

Third Quarter 2017 Financial Results
Total revenue for the third quarter of 2017 was $5.1 million, a 4% increase from the same period in 2016 and a 6% increase sequentially compared to the second quarter. “We are very pleased with the Company’s performance through the third quarter,” said John Timberlake, President and Chief Executive Officer. “This represents the Company's return to both year-over-year and sequential quarterly growth since the first quarter in 2016, demonstrating that the Company’s high-touch and higher-service sales and marketing strategy continues to gain momentum.
This overall growth was primarily due to an increase in new prescriptions with targeted accounts located in both non-disrupted and disrupted territories. We define non-disrupted territories as those territories that have had the same sales representative since the third quarter of 2016 and disrupted territories as those territories which have had a new sales representative starting after the second quarter of 2016, the majority of which were hired in late first quarter 2017.

Total and new prescriptions in targeted accounts located in non-disrupted territories increased by 17% and 15% year-over-year, respectively. Total and new prescriptions in targeted accounts located in disrupted territories, increased by 10% and 34% year-over-year, respectively. In addition, there was a stabilization of the prescription volume in accounts that were not targeted by our sales representatives.

Gross profit in the third quarter of 2017 was $2.0 million, an increase of 17% as compared to $1.7 million in the same period in 2016. Gross margin increased by 420 basis points to 39.8% as compared to 35.6% in the third quarter of 2016. The increase in gross margin was driven mainly by improved manufacturing and supply chain efficiencies and a slight increase in net selling price as compared to the same period in 2016. The Company expects continued improvement in efficiencies and gross margin to exceed 40% in the fourth quarter of 2017.
Operating expenses in the third quarter of 2017 were $11.9 million, a 27% increase from $9.4 million in the third quarter of 2016. Increased operating expenses were driven primarily by increased investment in the Company’s commercial initiatives, including the expansion of the sales force in April, the impact of non-cash stock compensation charges, and an increase in R&D primarily related to our V-Go Link program, offset by restructuring expense in 2016.
Operating loss in the third quarter of 2017 was $9.9 million, as compared to an operating loss of $7.7 million in the third quarter of 2016.
Net loss in the third quarter of 2017 was $10.6 million as compared to a net loss of $9.2 million in the third quarter of 2016.
Total cash and cash equivalents were $34.1 million as of September 30, 2017, compared to $9.9 million on December 31, 2016.

Guidance:

The Company expects positive trends to continue in the fourth quarter of 2017 and reiterates expectation for full-year 2017 revenue to reach $20 million. These expectations are based on, among other things, continued acceleration in targeted accounts in both the non-disrupted and disrupted territories, as well as a continued stabilization of the non-targeted accounts the field-based sales force does not service.

Conference Call Information
Valeritas will hold a conference call to discuss the results today, Wednesday, November 8, 2017, at 4:30 PM ET. The dial-in numbers are (833) 299-8115 for domestic callers and (647) 689-4542 for international callers. The conference ID number is 96764356. A live webcast of the conference call will be available on the investor relations section of the Valeritas corporate website at www.valeritas.com.

A replay of the conference call will be available on the investor relations section of the Valeritas corporate website at www.valeritas.com until the Company reports its full-year 2017 financial results. In addition, a telephonic replay of the call will be available through December 7, 2017. The replay dial-in numbers are (800) 585-8367 for domestic callers and (416) 621-4642 for international callers. Please use the replay pin number 96764356.

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery Device, is a simple, wearable, basal-bolus insulin delivery device for adults with diabetes that enables patients to administer a continuous preset basal rate of insulin over 24 hours. It also provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts. For more information, please visit www.valeritas.com.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
610-368-6505
ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
(206) 451-4823
pr@valeritas.com

Valeritas Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue, net	$5,065	$4,860	$14,464	$14,754
Cost of goods sold	3,048	3,132	8,911	9,589
Gross profit	2,017	1,728	5,553	5,165
Operating expense:
Research and development	1,861	1,188	5,099	3,635
Selling, general and administrative	10,020	7,997	31,698	24,547
Restructuring	—	198	—	2,361
Total operating expense	11,881	9,383	36,797	30,543
Operating loss	(9,864)	(7,655)	(31,244)	(25,378)
Other income (expense), net:
Other expense	—	—	(187)	—
Other income	108	—	193	121
Interest expense, net	(876)	(1,596)	(3,348)	(10,602)
Change in fair value of derivatives	54	(27)	220	(662)
Total other income (expense), net	(714)	(1,502)	(3,122)	(11,143)
Loss before income taxes	(10,578)	(9,157)	(34,366)	(36,521)
Income tax expense	—	—	—	—
Net loss	$(10,578)	$(9,157)	$(34,366)	$(36,521)
Preferred stock dividend	$(557)	$—	$(1,154)	$—
Net loss attributable to common stockholders	$(11,135)	$(9,157)	$(35,520)	$(36,521)
Net loss per share of common shares outstanding - basic and diluted	$(1.62)	$(5.78)	$(6.74)	$(34.84)
Weighted average common shares outstanding - basic and diluted	6,858,832	1,584,940	5,270,952	1,048,158

Valeritas Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share amounts)

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$34,085	$9,866
Accounts receivable, net	3,845	3,462
Other receivables	99	173
Inventories, net	8,370	9,384
Deferred cost of goods sold	473	690
Prepaid expense and other current assets	874	569
Total current assets	47,746	24,144
Property and equipment, net	9,237	10,219
Other assets	250	153
Total assets	$57,233	$34,516
Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$4,955	$4,591
Accrued expense and other current liabilities	6,155	5,532
Deferred revenue	1,191	1,623
Total current liabilities	12,301	11,746
Long-term debt, related parties (net of $129 and $214 in issuance costs at September 30, 2017 and December 31, 2016)	35,026	58,978
Other long term liabilities	7	292
Total liabilities	47,334	71,016
Stockholders' equity (deficit)
Convertible preferred stock, $0.001 par value, 50,000,000 shares authorized at September 30, 2017; 2,750,000 and 0 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively. (aggregate liquidation value of $28,654 and $0 at September 30, 2017 and December 31, 2016)	7	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 7,015,636 and 1,590,948 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	3	2
Additional paid-in capital	468,875	387,737
Accumulated deficit	(458,986)	(424,239)
Total stockholders' equity (deficit)	9,899	(36,500)
Total liabilities and stockholders' equity (deficit)	$57,233	$34,516